Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

The Estée Lauder Companies Inc.:

We consent to the use of our reports dated August 28, 2020, with respect to the consolidated balance sheets of The Estée Lauder Companies Inc. and subsidiaries (the “Company”) as of June 30, 2020 and 2019, and the related consolidated statements of earnings, comprehensive income, equity, and cash flows for each of the years in the three-year period ended June 30, 2020, and the related notes and financial statement schedule (collectively, the “consolidated financial statements”) and the effectiveness of internal control over financial reporting as of June 30, 2020, incorporated by reference herein, and to the reference to our firm under the heading “Experts” in the prospectus.

Our report on the consolidated financial statements of the Company refers to a change in the method of accounting for leases effective July 1, 2019 due to the adoption of Accounting Standards Codification Topic 842, Leases; and revenue and related costs effective July 1, 2018 due to the adoption of Accounting Standards Codification Topic 606, Revenue from Contracts with Customers.

/s/ KPMG LLP

New York, New York May 20, 2021